INSMED INCORPORATED
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER THE 2019 INCENTIVE PLAN FOR NON-U.S. GRANTEES

Grantee Name: /$ParticipantName$/
Target Number of PSUs: /$GrantTxt2$/
Grant Date: /$GrantDate$/

Pursuant to the Insmed Incorporated 2019 Incentive Plan (the “Plan”) as amended through the date hereof and this Performance-Based Restricted Stock Unit Award Agreement (together with Exhibit A attached hereto, this “Agreement”), Insmed Incorporated (the “Company”) hereby grants an award of performance-based restricted stock units (the “PSUs” or the “PSU Award”) to the individual named above (the “Grantee”).  The target number of PSUs subject to this PSU Award is /$GrantTxt2$/ (the “Target PSUs”). Each PSU corresponds to the right to receive one share of Common Stock, subject to the restrictions and conditions set forth herein and in the Plan. The actual number of PSUs that will vest and be settled into shares of Common Stock pursuant to this PSU Award shall depend on the achievement of the performance and service conditions described in Exhibit A attached hereto (the “Vesting Schedule”). All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

The Company acknowledges the receipt from the Grantee of consideration with respect to the par value of the shares of Common Stock subject to the PSU Award in the form of cash, past or future services rendered to the Company by the Grantee or such other form of consideration as is acceptable to the Administrator and permitted under the Plan and applicable law.

1.Agreement with Terms. Execution of this Agreement by the Grantee or receipt of any benefits under this Agreement by the Grantee shall constitute the Grantee’s acknowledgement of and agreement with all of the provisions of this Agreement and of the Plan that are applicable to this PSU Award, and the Company shall administer this Agreement accordingly.

2.Restrictions and Conditions on Award. PSUs granted herein shall be subject to all the terms, conditions and restrictions set forth herein and in the Plan.

3.Timing and Form of Payout of Restricted Stock Units. As soon as practicable (but in no event later than 60 days) following the applicable Vesting Date (as defined below), the Vested PSUs (as defined below) shall be settled in shares of Common Stock (except as provided in Section 5 of this Agreement).

4.Vesting of Award. Except as set forth in Section 5 or Section 6 of this Agreement, the PSUs will vest in accordance with the Vesting Schedule. PSUs that have vested in accordance with the Vesting Schedule or in accordance with Section 5 or Section 6 of this Agreement are referred to herein as “Vested PSUs”. The date on which a PSU becomes a Vested PSU is referred to as its “Vesting Date”. Notwithstanding anything to the contrary herein or in the Plan, the Administrator may at any time accelerate the vesting of all or a portion of the PSU Award.

5.Change in Control. In the event of a Change in Control, the PSU Award shall be assumed, substituted or settled in accordance with Section 14 of the Plan, subject to the following terms:

(a)    Performance Condition. If the Change in Control occurs prior to the satisfaction of the Performance Condition (as defined in the Vesting Schedule), the Performance Condition shall be deemed to be satisfied on the date of the Change in Control.

(b)    Payout Modifier. If the Change in Control occurs prior to the thirtieth (30th) day following the satisfaction of the Performance Condition, the Payout Modifier (as defined in the Vesting Schedule) shall be determined as if the Performance Period (as defined in the Vesting Schedule) ended on the date of the Change in Control.

(c)    Service Condition. The Service Condition (as defined in the Vesting Schedule) shall be deemed to be satisfied on the date of the Change in Control, unless (i) the Change in Control occurs prior to the date of the third anniversary of the grant date of the PSU Award and (ii) the PSU Award is assumed or substituted, in which case, the Service Condition shall be satisfied on the earlier to occur of: (x) the date of the third anniversary of the grant date of the PSU Award, so long as the Grantee remains in continuous employment or service through such date or (y) the date the Grantee is terminated without “Cause” or resigns for “Good Reason” after the date of the Change in Control (as such terms are defined in Exhibit B attached hereto).

(d)    Settlement Timing and Form of Payment. The date on which the Service Condition is satisfied in accordance with Section 5(c) of this Agreement shall be the Vesting Date for purposes of Section 3 of this Agreement. Settlement shall be made in cash, except that, if the PSU Award is assumed or substituted, settlement shall be made in shares of the stock subject to the assumed or substituted award.

6.Termination of Employment or Service. Except as otherwise provided in this Agreement (including the Vesting Schedule) or the Plan, the Grantee must remain continuously employed or engaged by the Company or its Affiliates through the Vesting Date and any portion of the PSU Award that is unvested at the time of the Grantee’s termination of employment or service with the Company or its Affiliates for any reason shall be forfeited without payment of consideration upon such date. A change in the status (whether as employee, member of the Board or other non-employee advisor or service provider) in which the Grantee renders service to the Company and its Affiliates or a change in the entity for which the Grantee renders such service shall not constitute a termination of the Grantee’s employment or service for purposes of this Agreement, so long as there is no interruption or termination of the Grantee’s services to the Company and its Affiliates; provided, however, that if the entity employing or engaging the Grantee ceases to be an Affiliate of the Company, as determined by the Administrator, the Grantee’s employment or service shall be considered to have terminated on the date such entity ceased to be an Affiliate.

7.Voting Rights and Dividends. Until such time as PSUs are paid out in shares of Common Stock (if at all), the Grantee shall not have any voting, dividend or other shareholder rights with respect to any shares of Common Stock underlying this PSU Award (“Underlying Shares”). No dividend equivalents shall accrue or be paid to the Grantee with respect to the Underlying Shares.

8.Adjustments Upon Certain Unusual or Nonrecurring Events or Other Events. Upon certain unusual or nonrecurring events, or other events, the terms of these PSUs shall be adjusted by the Administrator pursuant to Section 14 of the Plan.

9.Incorporation of Plan. Notwithstanding anything herein to the contrary, this PSU Award and this Agreement shall be subject to and governed by all the terms and conditions of the Plan. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

10. Taxes.

(a)    By accepting this Agreement, Grantee hereby elects to either (A) sell shares of Common Stock issuable pursuant to Vested PSUs in an amount and at such time as is determined in accordance with this Section 10, and to allow the Agent (as defined below) to remit the cash proceeds of such sales to the Company as more specifically set forth below (the “Sell to Cover”) to permit Grantee to satisfy any Federal, state, local, foreign or other taxes (including without limitation social insurance contributions or national insurance contributions) required by law to be withheld in respect of the PSU Award (“Withholding Obligations”) or (B) make arrangements to the Administrator’s satisfaction under his or her existing 10b5-1 trading plan (“Existing 10b5-1 Plan”) to provide for the satisfaction of any Withholding Obligations. If Grantee does not make arrangements satisfying any Withholding Obligations to the Administrator’s satisfaction under their Existing 10b5-1 Plan by the time of the applicable Vesting Date, then any such Withholding Obligations will be satisfied through a Sell to Cover as outlined in Section 10(b) of this Agreement.

(b)    In the event of a Sell to Cover under this Agreement, Grantee acknowledges and agrees as follows:

i.Grantee irrevocably appoints Merrill Lynch, Pierce, Fenner & Smith Inc., or such other registered broker-dealer that is a member of the Financial Industry Regulatory Authority, Inc. as the Administrator may select, as his or her agent (the “Agent”), and authorizes and directs the Agent to:

1.Sell on the open market at the then prevailing market price(s), on Grantee’s behalf, as soon as reasonably practicable on or after each Vesting Date, the number (rounded up to the next whole number) of shares of Common Stock issuable pursuant to Vested PSUs that is sufficient to generate proceeds to cover (A) the Withholding Obligations and (B) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto;

2.Remit directly to the Company the proceeds necessary to satisfy the Withholding Obligations;

3.Retain the amount required to cover all applicable fees and commissions due to, or required to be collected by, the Agent, relating directly to the sale of the shares of Common Stock issuable pursuant to Vested PSUs referred to in clause (1) above; and

4.Remit to Grantee any remaining funds from the sale of shares of Common Stock issuable pursuant to Vested PSUs referred to in clause (1).

ii.Grantee acknowledges that its agreement to Sell to Cover and the corresponding authorization and instruction to the Agent set forth in this Section 10 are intended to constitute a “non-Rule 10b5-1 trading arrangement” within the meaning of Item 408(c) of Regulation S-K under the Act, and will be interpreted to comply with the requirements of such Item 408(c) (the Grantee’s agreement to Sell to Cover and the provisions of this Section 10, collectively, the “Trading Plan”). In furtherance thereof, Grantee acknowledges and agrees as follows:

1.This Trading Plan is being entered into in good faith and not as part of a plan or scheme to evade the requirements of Item 408(c).

2.Grantee is not, as of the date of adoption of this Trading Plan, aware of any material nonpublic information about the Common Stock or the Company.

iii.Grantee acknowledges that by accepting this PSU Award, he or she is adopting the Trading Plan to permit Grantee to satisfy Withholding Obligations. Grantee hereby authorizes the Company and the Agent to cooperate and communicate with one another to determine the number of shares of Common Stock that must be sold to satisfy the Withholding Obligations.

iv.Grantee acknowledges that the Agent is under no obligation to arrange for the sale of shares of Common Stock issuable pursuant to Vested PSUs at any particular price under this Trading Plan and that the Agent may effect sales as provided in this Trading Plan in one or more sales and that the average price for executions resulting from bunched orders may be assigned to their account. Grantee further acknowledges that he or she will be responsible for all brokerage fees and other costs of sale associated with this Trading Plan, and agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. In addition, Grantee acknowledges that it may not be possible to sell shares of Common Stock issuable pursuant to Vested PSUs as provided for in this Trading Plan due to (A) a legal or contractual restriction applicable to Grantee or the Agent, (B) a market disruption, (C) a sale effected pursuant to this Trading Plan that would not comply (or in the reasonable opinion of the Agent’s counsel is likely not to comply) with the Act, (D) the Company’s determination that sales may not be effected under this Trading Plan or (E) rules governing order execution priority on the national exchange where the Common Stock may be traded. If the Agent is not able to sell the shares of Common Stock issuable pursuant to Vested PSUs under this Trading Plan, then Grantee shall continue to be responsible for the timely payment to the Company of all Withholding Obligations.

v.Grantee acknowledges that regardless of any other term or condition of this Trading Plan, the Agent will not be liable to Grantee for (A) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, or (B) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond the Agent’s reasonable control.

vi.Grantee agrees to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this Trading Plan. The Agent is a third-party beneficiary of this Section 10 and the terms of this Trading Plan.

vii.Grantee’s agreement to Sell to Cover and to enter into this Trading Plan is irrevocable. Upon acceptance of the PSU Award, Grantee shall have agreed to Sell to Cover and to enter into this Trading Plan, and Grantee acknowledges that they may not change this decision at any time in the future with respect to the PSU Award. This Trading Plan shall terminate on the earlier of:

1.the date on which all Withholding Obligations in respect of the PSU Award have been satisfied;

2.Grantee’s, Administrator’s or Agent’s reasonable determination that Grantee has not complied with the Trading Plan or applicable securities laws;

3.receipt by the Agent of a written notice from the Company, Administrator or Grantee regarding: (a) a public announcement having been made of a tender or exchange offer involving the Company’s securities; (b) a definitive agreement having been announced relating to a merger, reorganization, consolidation or similar transaction in which the shares of Common Stock covered by this Trading Plan would be subject to a lock-up provision or would be exchanged or converted into cash, securities or other property; (c) a sale having been made of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, or a transaction affecting the Company occurring in which the owners of the Company’s outstanding voting power prior to the transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of the transaction; (d) a dissolution or liquidation of the Company having taken place or being in process, or the commencement or impending commencement of any proceedings in respect of or triggered by the Company’s bankruptcy or insolvency; or (e) this Trading Plan or its attendant transactions possibly causing the breach of a contract or agreement to which the Company is a party or by which the Company is bound;
4.receipt by the Agent of written notice of Grantee’s death or legal incapacity from the Administrator or the Company; or

5.receipt by the Agent of written notice of termination from Grantee that is signed by the Administrator or the Company.

(c)    The Company shall have no obligation to deliver shares of Common Stock issuable pursuant to Vested PSUs until all applicable Withholding Obligations have been fully satisfied by Grantee. The Company makes no representation or undertaking regarding the tax treatment of the grant, vesting, or settlement of this PSU Award or the subsequent sale of any of the shares of Common Stock issuable thereunder. The Company does not commit and is under no obligation to structure this PSU Award to reduce or eliminate Grantee’s tax liability. Grantee authorizes the Company to disclose all information on Grantee and his or her participation in this Agreement that is or may be relevant for the calculation of applicable tax obligations to the competent local tax authorities and the Company’s Affiliates.

6.Section 409A of the Code. This PSU Award is intended to comply with the requirements of Section 409A of the Code or an exemption thereto, and this Agreement shall be interpreted in a manner consistent with this intent in order to avoid the imposition of any additional tax, interest or penalties under Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, in no event shall any delivery of shares of Common Stock or other payment pursuant to this PSU Award occur after the short-term deferral period described in Treas. Reg. § 1.409A-1(b)(4). In no event shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Grantee pursuant to Section 409A of the Code or any damages for failing to comply with Section 409A of the Code or an exemption thereto.

7.Notices. Any notice or other communication given pursuant to this Agreement shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the Company at its principal place of business or to the Grantee at the address on the Company’s records or, in either case, at such other address as one party may subsequently furnish to the other party in writing.  Additionally, if such notice or communication is by the Company to the Grantee, the Company may provide such notice electronically (including via email). Any such notice shall be deemed to have been given (a) on the date of postmark, in the case of notice by mail, or (b) on the date of delivery, if delivered in person or electronically.

8.No Right to Continued Employment and Other Service Conditions. As a condition to accepting this PSU Award, Grantee acknowledges and agrees as follows:
a.Nothing in the Plan or this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its Affiliates to terminate Grantee’s employment at any time or for any reason in accordance with the Company’s Bylaws, governing law and any applicable employment agreement;

b.No terms of the Plan or this Agreement shall confer upon Grantee any right to continue his or her employment for any specified period of time.

c.Neither this Agreement nor any benefits arising under the Plan or this Agreement shall constitute an employment contract with the Company, any Subsidiary and/or its Affiliates.

d.If Grantee is not an employee, nothing in the Plan or this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its Affiliates to terminate the Grantee’s service, (i) if a member of the Board, on the Board at any time or for any reason in accordance with the Company’s Bylaws and governing law, or (ii) if a non-employee consultant or advisor, in accordance with the terms of the contract with such consultant or advisor.

e.In no event shall any of the terms of the Plan or this Agreement itself confer upon Grantee any right to continue his or her service for any specified period of time.

f.Any notice period mandated under applicable law shall not be treated as service for the purpose of determining the vesting of this PSU Award; and Grantee’s right to vesting of this PSU Award after termination of service, if any, will be measured by the date of termination of Grantee’s active service and will not be extended by any notice period mandated under applicable law. Subject to the foregoing and the provisions of this Agreement, the Company, in its sole discretion, shall determine whether Grantee’s service has terminated and the effective date of such termination.

g.The grant of this PSU Award is voluntary and occasional and does not create any contractual or other right to receive future grants of PSU Awards, or benefits in lieu of PSU Awards, even if PSU Awards have been granted repeatedly in the past. All decisions with respect to future PSU Award grants, if any, will be at the sole discretion of the Company.

h.Grantee is voluntarily participating in the grant of this PSU Award.

i.This PSU Award is an extraordinary item that does not constitute compensation of any kind for service of any kind rendered to the Company or its Affiliates or Subsidiaries, and which is outside the scope of Grantee’s employment contract, if any. This PSU Award is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

j.The future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty. The value of the shares may increase or decrease.

k.No claim or entitlement to compensation or damages arises from termination of this PSU Award or diminution in value of this PSU Award or shares of Common Stock subject thereto, and Grantee irrevocably releases the Company and its Affiliates and Subsidiaries from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen then, by signing this Agreement, Grantee shall be deemed irrevocably to have waived Grantee’s entitlement to pursue such a claim.

9.Data Privacy. Grantee understands that the Company may collect, use and transfer, in electronic or other form, Grantee’s personal data as described in this Agreement for the exclusive purpose of implementing, administering and managing Grantee’s PSU Award. Grantee understands that the Company holds certain personal information about Grantee, including, but not limited to, Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all PSU Awards or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor, for the purpose of implementing, administering and managing Grantee’s PSU Award (“Data”). Grantee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of this PSU Award, that these recipients may be located in Grantee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Grantee’s country. Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting Grantee’s local human resources representative. Grantee understands that recipients may receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee’s PSU Award, including any requisite transfer of such Data as may be required to a broker or other third party with whom Grantee may elect to deposit any shares acquired pursuant to this PSU Award. Grantee understands that Data will be held only as long as is necessary to implement, administer and manage Grantee’s PSU Award. Grantee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data or require any necessary amendments to Data, by contacting in writing Grantee’s local human resources representative. For more information on the processing of Data for the purposes set out above, Grantee understands that he or she may contact Grantee’s local human resources representative. For Grantees located within the European Union, Grantee understands that Data will always be processed in accordance with the Insmed EU Employee Personal Data Processing Notice, a copy of which is available from Grantee’s local human resources representative.

10.Language. If this Agreement or any other document related to the Plan is translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

11.Service Agreements. If any employment, consulting or similar services agreement between the Grantee and the Company or any of its Affiliates, as may be in effect from time to time (“Service Agreement”), conflicts with or is inconsistent with this Agreement, this Agreement shall control. Without limiting the generality of the foregoing sentence, this Agreement shall control over any Service Agreement with respect to the treatment of the PSU Award in the event of the Grantee’s termination of employment or service and in the event of a Change in Control.

12.Discretion to Reduce Payout. The Board or the Committee may, in its discretion, reduce the amount of any payment that would otherwise be made under this Agreement in the event of the Grantee’s (a) violation of any law or regulation applicable to the business of the Company or any of its Affiliates or (b) action, or failure to act, that was performed in bad faith and to the detriment of the Company or any of its Affiliates.

13.Annex of Country-Specific Terms. Notwithstanding any provisions in this Agreement, this PSU Award may be subject to special terms and conditions set forth in the Annex to this Agreement for Grantee’s country of residence. Moreover, if Grantee relocates to one of the countries included in the Annex, the special terms and conditions for such country will apply to Grantee, to the extent the Company determines at its discretion that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Annex constitutes part of this Agreement.

INSMED INCORPORATED
By:    /s/ Sara Bonstein
Chief Financial Officer

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.
By: /s/ /$ParticipantName$/

Exhibit A

Vesting Schedule for PSU Award

The PSU Award is subject to the performance-based vesting condition (“Performance Condition”) and the service-based vesting condition (“Service Condition”) described in Part I and Part II of this Exhibit A, respectively. Except as provided in Section 5 of this Agreement, (i) both the Performance Condition and the Service Condition must be satisfied in order for any portion of the PSU Award to vest and no payout shall occur pursuant to the PSU Award prior thereto, and (ii) the number of PSUs that shall become Vested PSUs shall be determined based on the application of the total shareholder return modifier (“Payout Modifier”) described in Part III of this Exhibit A.

I.     Performance Condition

The Performance Condition is satisfied only if the press release announcing top line results from the Phase 3, Randomized, Double-Blind, Placebo-Controlled Study to Assess the Efficacy, Safety, and Tolerability of Brensocatib Administered Once Daily for 52 Weeks in Subjects With Non-Cystic Fibrosis Bronchiectasis (“Press Release”) is issued on or before June 30, 2024 or such other later date as is determined by the Board or the Committee (such date, the “Press Release Deadline”).

Except as provided in Section 5 of the Agreement, if the Press Release is not issued on or before the Press Release Deadline, the Performance Condition shall not be satisfied and the Grantee shall forfeit the PSU Award for no consideration on the day immediately following the Press Release Deadline.

II.    Service Condition

The Service Condition is satisfied only if the Grantee remains in continuous employment or service with the Company and its Affiliates through the later of: (a) the date of the third anniversary of the grant date of the PSU Award and (b) the date that the New Drug Application for Brensocatib (“Brensocatib NDA”) is accepted by the U.S. Food and Drug Administration (such later date, the “Service Condition Date”).

Except as provided in Section 5 of the Agreement, if the Grantee does not remain in continuous employment or service with the Company and its Affiliates through the Service Condition Date, the Service Condition shall not be satisfied and the Grantee shall forfeit the PSU Award for no consideration on the date of the Grantee’s termination of employment or service.

In the event the Board determines not to pursue or submit the Brensocatib NDA, the Service Condition shall not be satisfied and the Grantee shall forfeit the PSU Award for no consideration on the date of such determination by the Board.

III.     Payout Modifier

Upon the satisfaction of both the Performance Condition and the Service Condition, the number of PSUs that shall become Vested PSUs shall be equal to the product of: (a) the number of Target PSUs granted pursuant to the PSU Award and (b) the Payout Modifier specified in the chart below based on the percentile ranking of the Company’s TSR (as defined below) as compared to the TSR of the Peer Group (as defined below); provided that, if the Company’s TSR is negative, the Payout Modifier shall be zero. The Payout Modifier shall not be subject to linear interpolation.

TSR Ranking of Company Compared To Peer Group	Payout Modifier
<25th percentile	0.00
≥ 25th percentile to < 50th percentile	0.50
≥ 50th percentile to < 75th percentile	1.00
≥ 75th percentile to < 90th percentile	2.00
≥ 90th percentile	2.50

“Closing Average Price” means, with respect to a company, the average closing price per share of the company’s common stock on the Nasdaq market on which such common stock is listed for the thirty (30) calendar day period immediately preceding the last day of the Performance Period (inclusive of such last day).

“Peer Group” means the companies comprising the NASDAQ Biotechnology Index as of January 1, 2022, subject to the following adjustments:
•Companies who are suspended or delisted from a Nasdaq market for reasons such as financial insolvency or bankruptcy will remain in Peer Group and be ranked at the bottom of the Peer Group;
•The TSR for companies who are acquired by or merge with another company in the Peer Group will be calculated with respect to the company associated with the surviving stock exchange ticker, and the company associated with the discontinued stock exchange ticker will be removed from the Peer Group; and
•Companies who are acquired by another company outside of the Peer Group or who cease to be listed on a Nasdaq market for reasons other than poor performance will be removed from the Peer Group.

“Performance Period” means the period commencing on January 1, 2022 and ending on the thirtieth (30th) day immediately following the date the Press Release is issued in satisfaction of the Performance Condition. For illustrative purposes only, if the Press Release is issued on March 1, 2024, the Performance Period will end on March 31, 2024.

“Starting Average Price” means, with respect to a company, the average closing price per share of the company’s common stock on the Nasdaq market on which such common stock is listed for the thirty (30) calendar day period immediately preceding the first day of the Performance Period (excluding such first day) (i.e., the period commencing on December 2, 2021 and ending on December 31, 2021).

“TSR” means, with respect to a company, an amount (expressed as a percentage return) equal to: (a) the sum of (i) the Closing Average Price minus the Starting Average Price and (ii) all dividends paid on a per share basis during the Performance Period (calculated as if such dividends were reinvested in such company’s common stock on the applicable ex-dividend date); divided by (b) the Starting Average Price. The Committee shall have the sole authority to determine the TSR for the Company and the Peer Group and may make appropriate equitable adjustments to account for extraordinary items affecting TSR.

Exhibit B

Definitions

For purposes of this Agreement:

“Cause” shall have the meaning set forth in the Grantee’s Service Agreement or, if the Grantee does not have a Service Agreement, shall mean:

(i) a conviction of the Grantee, or a plea of nolo contendere, to a felony involving moral turpitude; or

(ii) willful misconduct or gross negligence by the Grantee resulting, in either case, in material economic harm to the Company or any of its Affiliates; or

(iii) a willful failure by the Grantee to carry out the reasonable and lawful directions of the Board and failure by the Grantee to remedy the failure within thirty (30) days after receipt of written notice of the same by the Board; or

(iv) fraud, embezzlement, theft or dishonesty of a material nature by the Grantee against the Company or any of its Affiliates, or a willful material violation by the Grantee of a policy or procedure of the Company or any of its Affiliates, resulting, in any case, in material economic harm to the Company or any of its Affiliates; or

(v) a willful material breach by the Grantee of any written agreement between the Grantee and the Company or any of its Affiliates and failure by the Grantee to remedy the material breach within 30 days after receipt of written notice of the same by the Board.

“Good Reason” shall have the meaning set forth in the Grantee’s Service Agreement or, if the Grantee does not have a Service Agreement, shall mean the occurrence of any of the following events without the Grantee’s prior written consent:

(i) a material diminution in the Grantee’s base compensation; or

(ii) a material diminution in the Grantee’s authority, duties, or responsibilities; or

(iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Grantee is required to report; or

(iv) a relocation of the Grantee to be based at any office or location outside of 50 miles from the location of employment or service as of the grant date of the PSU Award, except for travel reasonably required in the performance of the Grantee’s responsibilities; or

(v) any material breach by the Company of this Agreement.

Good Reason shall not be deemed to exist unless the Grantee’s termination of employment for Good Reason occurs within six months following the initial existence of one of the conditions specified in clauses (i) through (v) above, the Grantee provides the Company with written notice of the existence of such condition within 90 days after the initial existence of the condition, and the Company fails to remedy the condition within 30 days after its receipt of such notice.

References to the Company (or the Board or any Affiliate thereof) as used in the definitions for “Cause” and “Good Reason” shall refer to any successor entity of the Company (and the board of directors or affiliate of such successor entity), as applicable.

ANNEX

TO

INSMED INCORPORATED
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER THE 2019 INCENTIVE PLAN
ADDITIONAL NOTICES, TERMS AND CONDITIONS FOR NON-US EMPLOYEES

Further Terms and Conditions of the PSU Award. It is understood and agreed that the PSU Award evidenced by the Agreement to which this is annexed is subject to the following additional terms and conditions:

Grantee understands that this Annex includes special terms and conditions applicable to Grantee if Grantee resides in one of the countries below. These terms and conditions are in addition to those set forth in the Agreement and the Plan. Any capitalized term used in this Annex without definition shall have the meaning ascribed to it in the Agreement or the Plan, as applicable.

Grantee further understands that this Annex also includes information relating to laws and regulatory requirements of which Grantee should be aware with respect to his or her participation in the Plan. The information is based on the laws in effect in the respective countries as of January 2021. Such laws are often complex and change frequently. As a result, Grantee understands that the Company strongly recommends that Grantee not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time that Grantee’s PSU Award is settled or Grantee sells shares of Common Stock acquired under the Plan.

Finally, Grantee understands that if: (a) Grantee is a citizen or resident of a country other than the one in which Grantee is currently working, (b) transfers employment after grant of the PSU Award, or (c) is considered a resident of another country for local law purposes, the information contained herein may not apply to Grantee, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.

The Company may, from time to time, add or impose additional terms and conditions in respect of Grantee’s PSU Award in order to ensure compliance with any local laws and regulations.

BELGIUM

Belgian Securities Disclaimer

The grant of this PSU Award under the Plan is exempt from the requirement to publish a prospectus under the EU Prospectus Regulation.

FRANCE
Notifications

French Securities Disclaimer

The grant of this PSU Award is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Regulation.

Non-Qualification of Award

This PSU Award is not intended to be tax qualified under French tax laws including, without limitation, under Articles L. 225-197-1 to L. 225-197-6 of the French Commercial Code.

Terms and Conditions

Language Consent

In accepting the grant of this PSU Award and this Agreement which provides for the terms and conditions of this PSU Award, Grantee confirms that he or she has read and understood the documents relating to the PSU Award (the Plan and this Agreement), which were provided in the English language. Grantee accepts the terms of these documents accordingly.

Consentement Relatif à la Langue Utilisée

En acceptant cette attribution gratuite d’actions et ce contrat qui contient les termes et conditions de cette attribution gratuite d’actions, l’employé confirme ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan et le Contrat d’Attribution) qui lui ont été communiqués en langue anglaise. L’employé en accepte les termes en connaissance de cause.

GERMANY

Notifications

German Securities Disclaimer

The grant of this PSU Award is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Regulation.

Exchange Control Information

If Grantee remits proceeds in excess of certain designated amounts (currently EUR 12,500) out of or into Germany, such cross-border payment must be reported monthly to the State Central Bank. In the event that Grantee makes or receives a payment in excess of such amounts, Grantee is responsible for obtaining the appropriate form from a German bank and complying with applicable reporting requirements. Grantee is encouraged to consult his or her personal advisor for more details regarding these requirements.

IRELAND

Notifications

Irish Securities Disclaimer

The grant of this PSU Award is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Regulation.

ITALY
Terms and Conditions

This provision supplements Section 14 (Data Privacy) of the Agreement:

Grantee understands that his or her employer (the “Employer”) and/or the Company may hold certain personal information about him or her, including, but not limited to, Grantee’s name, home address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of shares held and the details of all equity awards granted or any other entitlement to shares awarded, cancelled, exercised, vested, unvested or outstanding (the “Data”) for the purpose of implementing, administering and managing his or her participation in the Plan. Grantee is aware that providing the Company with his or her Data is necessary for the performance of this Agreement and that his or her refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect Grantee’s ability to participate in the Plan.

The Controller of personal data processing is at 10 Finderne Ave, Building 10
Bridgewater, NJ 08807-3365. Grantee understands that the Data may be transferred to the Company or any of its subsidiaries, or to any third parties assisting in the implementation, administration and management of the Plan, including any transfer required to a broker or other third party with whom shares acquired pursuant to the vesting of this PSU Award or cash from the sale of such shares may be deposited. Furthermore, the recipients that may receive, possess, use, retain and transfer such Data for the above mentioned purposes may be located in Italy or elsewhere, including outside of the European Union and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Grantee’s country. The processing activity, including the transfer of Grantee’s personal data abroad, outside of the European Union, as herein specified and pursuant to applicable laws and regulations, does not require Grantee’s consent thereto as the processing is necessary for the performance of contractual obligations related to the implementation, administration and management of the Plan. Grantee understands that Data processing relating to the purposes above specified shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to D.lgs. 196/2003.

Grantee understands that Data will be held only as long as is required by law or as necessary to implement, administer and manage Grantee’s participation in the Plan. Grantee understands that pursuant to art. 7 of D.Igs 196/2003, he or she has the right, including but not limited to, access, delete, update, request the rectification of Grantee’s Data and cease, for legitimate reasons, the Data processing. Furthermore, Grantee is aware that his or her Data will not be used for direct marketing purposes. In addition, the Data provided can be reviewed and questions or complaints can be addressed by contacting a local representative.

Notifications

Exchange Control Information

Grantee is required to report in his or her annual tax return: (a) any transfers of cash or shares to or from Italy exceeding a certain threshold (currently €1,000 or the equivalent amount in U.S. dollars); and (b) any foreign investments or investments (including proceeds from the sale of shares acquired under the Plan) held outside of Italy exceeding a certain threshold (currently €1,000 or the equivalent amount in U.S. dollars), if the investment may give rise to income in Italy. Grantee is generally exempt from the formalities in (a) if the investments are made through an authorized broker resident in Italy, as the broker will comply with the reporting obligation on Grantee’s behalf.

Italian Securities Disclaimer

The grant of this PSU Award is exempt from the requirement to publish a prospectus under the EU Prospectus Regulation.

NETHERLANDS

Dutch Securities Disclaimer

The grant of this PSU Award is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Regulation.

SWITZERLAND
Notifications

Securities Law Notification

The grant of this PSU Award is considered a private offering and therefore is not subject to registration in Switzerland.

UNITED KINGDOM

Notifications
UK Securities Notice and Disclaimer
This Agreement is not an approved prospectus for the purposes of section 85(1) of the Financial Services and Markets Act 2000 (“FSMA”) and no offer of transferable securities to the public (for the purposes of section 102B of FSMA) is being made in connection with the Plan. The Plan and this PSU Award are exclusively available in the UK to bona fide employees and former employees of the Company or its subsidiaries or affiliates.